Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-33999 and No. 333-148096 on Form S-8 of Tyco International Ltd of our report dated June 24, 2009, appearing in this Annual Report on Form 11-K of the Tyco International (US) Inc. Retirement Savings and Investment Plan IV for the year ended December 31, 2008.

/s/ Crowe Horwath LLP
Crowe Horwath LLP

Oak Brook, Illinois

June 24, 2009